Form 12b-25
                    [As last amended in Release No. 34-35113,
                        December 19, 1995, 59 F.R.67742.]

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
                                  (Check One):

      [ X ]Form 10-Q [ ]Form 10-K [ ] Form 20-F [ ]Form 11-K [ ]Form N-SAR

      For Period  Ended:  June 30, 1998
      [ ]  Transition Report on Form 10-K
      [ ]  Transition Report on Form 20-F
      [ ]  Transition Report on Form 11-K
      [ ]  Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR
      For the Transition Period Ended:
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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the  notification  relates to a portion of the  filing  checked  above, identify the Items(s) to which the notification relates.

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Part I - Registrant Information
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Full name of Registrant       QUINTESSENCE OIL COMPANY

Former Name if Applicable

Address of Principal Executive Office (Street and Number)

                              4424 SKYLANE AVENUE

City, State and Zip Code      RIVERTON, WY 82501


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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
      (a) The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;
      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20- F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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State below in reasonable  detail the reasons why Form 10-K,  20-F,  11-K, 10-Q,
N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

     Registrant's Chairman, CEO and President is also the President of a non-affiliated exploration drilling company which occupied an significant amount of his time and required him to be out of town, due to a large seasonal increase in business performed by the non-affiliated company. The Registrant has no other employees who could perform the tasks needed to supply the Registrant's independent accountants with the information needed to prepare the financial section of the Form 10-Q. Registrant is of the opinion that none of the Form 10-Q should be filed without the subject financial information. The Form 10-Q will be filed on or before August 18, 1998.



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Part IV - Other Information
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      (1) Name and  telephone  number  of person  to  contact  in regard to this notification.

                        NICK BEBOUT     (307) 856-1577

      (2) Have all other period reports required under section 13 or 15(d)of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is no, identify reports(s).
                                                             [ X ]Yes   [  ]No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             [  ]Yes   [ X ]No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           QUINTESSENCE OIL COMPANY
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                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     August 14, 1998                 By:   /s/   Nick Bebout
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                                               NICK BEBOUT, Chairman, CEO
                                               and President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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